                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant  [X]

Filed by a party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                DEERE & COMPANY
                                ---------------
                (Name of Registrant as Specified In Its Charter)


                          ----------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                DEERE & COMPANY
                                JOHN DEERE ROAD
                             MOLINE, ILLINOIS 61265

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 26, 1997

The annual meeting of stockholders of Deere & Company will be held at the principal office of the Company, on John Deere Road, near Moline, Rock Island County, Illinois, on Wednesday, February 26, 1997 at 10:00 A.M. to:

  1. Elect directors.

  2. Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on December 31, 1996 are enti-tled to vote at the meeting.

To be sure that your shares are represented at the meeting, please vote, sign, date and promptly mail the enclosed proxy card in the envelope provided for this purpose.

                                              For the Board of Directors,

                                       LOGO
                                                  Frank S. Cottrell
                                                      Secretary

Moline, Illinois
January 10, 1997

                                      LOGO

                                PROXY STATEMENT
-------------------------------------------------------------------------------

TO THE STOCKHOLDERS: The Board of Directors of Deere & Company solicits your proxy, and asks that you vote, sign, date and promptly mail the enclosed proxy card for use at the annual meeting of stockholders to be held February 26, 1997, and at any adjournment of such meeting. Whether you own few or many shares, your proxy is important in helping to achieve good representation at the meeting. If you wish, at any time before your proxy is voted, you may revoke it by written notice to the Company, or by delivery of a later dated proxy, or by voting in person at the meeting. The shares represented by all properly executed proxies will be voted as specified by you. In the absence of direction, properly executed proxies will be voted for the nominees to the Board set forth below.

  The holders of a majority of the Company's outstanding shares, present in person or by proxy, are required for a quorum at the meeting. The Company had 255,921,723 shares of common stock outstanding on December 31, 1996. Each share has one vote on each matter to be voted on at the meeting and one vote for each directorship to be filled on the Board of Directors.

  If any nominee is unable or declines to accept nomination or election for any reason, the persons designated in your proxy may vote for a substitute.

  A plurality of the votes cast at the meeting is required to elect directors. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

  It is the policy of the Company that shareholders be provided privacy in voting. All proxy cards and ballots that identify votes of stockholders are held confidential, except: (i) as may be necessary to meet applicable legal requirements; (ii) to allow independent third-parties to solicit, receive, tabulate, and certify the results of the vote; (iii) in cases where shareholders write comments on their proxy cards; and (iv) in contested proxy solicitations in which the opposing party does not also agree to comply with this policy. The tabulator of the votes and at least one of the inspectors of the election are independent of the Company, its officers and directors. The tabulator, the Company's proxy solicitation agent and the inspectors of the election, including those who are Company employees, are required to sign confidentiality agreements which prohibit disclosure of votes to the Company.

  Stockholders of record at the close of business on December 31, 1996 are entitled to vote. This notice of meeting, proxy statement and proxy card are being mailed to stockholders on or about January 10, 1997.

                             ELECTION OF DIRECTORS
-------------------------------------------------------------------------------

  Four directors are to be elected for terms expiring at the annual meeting in 2000. The persons named below were recommended by the Nominating Committee and nominated by the Board of Directors. Their principal occupations during the past five or more years, positions with the Company, directorships in other companies, ages, and beneficial ownership of shares and of exercisable options to purchase shares of the Company at December 31, 1996 appear in that order after their names. As used below "restricted stock" refers to non-transferable stock, issued pursuant to the John Deere Restricted Stock Plan, the John Deere Equity Incentive Plan or the Nonemployee Director Stock Ownership Plan, which is subject to risk of forfeiture if certain conditions are not met. No nominee owned beneficially more than .1% of the shares outstanding on December 31, 1996.

             NOMINEES FOR TERMS EXPIRING AT ANNUAL MEETING IN 2000

  Mr. Leonard A. Hadley Chairman and Chief Executive Officer of Maytag Corporation (appliances) since 1992; prior thereto, President and Chief Operating Officer. Director of Deere & Company since 1994; member of Audit Review and Pension Plan Oversight Committees. Director of Maytag Corporation and Norwest Bank Iowa, N.A. Age 62. Shares owned, 1,500 (includes 1,500 shares of restricted stock).

  Mr. Samuel C. Johnson Chairman of S. C. Johnson & Son, Inc. (home care and specialty products). Director of Deere & Company since 1973; member of Committee on Compensation and Nominating Committee. Director of Mobil Corporation, H.J. Heinz Company and Johnson Worldwide Associates, Inc. Age 68. Shares owned, 60,000 (includes 2,400 shares of restricted stock).

  Mr. Arthur L. Kelly Managing Partner of KEL Enterprises L.P. (holding and investment partnership) since 1983. Director of Deere & Company since 1993; Chair of Pension Plan Oversight Committee and member of Audit Review Committee. Director of Bayerische Motoren Werke (BMW) A.G., Nalco Chemical Company, The Northern Trust Corporation, Snap-on Incorporated and Tejas Gas Corporation. Age 59. Shares owned, 6,399 (includes 2,199 shares of restricted stock).

  Mr. William A. Schreyer Retired Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc. (securities and investment banking). Director of Deere & Company since 1994; member of Committee on Compensation, Special Subcommittee of Committee on Compensation and Nominating Committee. Director of Callaway Golf Company, Schering-Plough Corporation, True North Communications Inc. and Willis Corroon Group, plc. Age 68. Shares owned, 4,800 (includes 1,800 shares of restricted stock).

                                OTHER BUSINESS
-------------------------------------------------------------------------------

  The Board of Directors is not aware of any other matters that will come before the meeting. However, if any other proper business should come before the meeting, your proxy, if signed and returned, will give to the persons designated in it discretionary authority to vote according to their best judgment.

                        DIRECTORS CONTINUING IN OFFICE
-------------------------------------------------------------------------------

  The seven persons named below are now serving as directors of the Company for terms expiring at the annual meetings in 1998 and 1999 as indicated. Their principal occupations during the past five or more years, positions with the Company, directorships in other companies, ages and beneficial ownership of shares, including restricted shares, and of exercisable options to purchase shares of the Company at December 31, 1996 appear in that order after their names. As used below "restricted stock" refers to non-transferable stock issued pursuant to the John Deere Restricted Stock Plan, the John Deere Equity Incentive Plan or the Nonemployee Director Stock Ownership Plan, which is subject to risk of forfeiture if certain conditions are not met. No director continuing in office owned beneficially more than .1% of the shares outstanding on December 31, 1996.

                   TERMS EXPIRING AT ANNUAL MEETING IN 1998

  Mr. Hans W. Becherer Chairman and Chief Executive Officer of Deere & Company since 1990; prior thereto, President. Director of Deere & Company since 1986; Chair of Executive Committee. Director of Schering-Plough Corporation and AlliedSignal Inc. Age 61. Shares owned, 213,187 (includes 120,253 shares of restricted stock); under option, 56,255.

  Mr. Agustin Santamarina V. Of Counsel and Retired Senior Partner of the law firm of Santamarina y Steta since 1991; prior thereto, Senior Partner. Director of Deere & Company since 1991; Chair of Nominating Committee and member of Audit Review and Executive Committees. Director of a wide variety of corporations in Mexico and The Mexico Fund Inc. Age 70. Shares owned, 4,200 (includes 3,000 shares of restricted stock).

  Mr. David H. Stowe, Jr. Retired President and Chief Operating Officer of Deere & Company since May, 1996; prior thereto, President and Chief Operating Officer. Director of Deere & Company since 1982; member of Executive Commit-tee. Age 60. Shares owned, 40,254 (includes 40,254 shares over which Mr. Stowe shares the power over voting and disposition); under option, 36,099.

  Mr. John R. Walter President and Chief Operating Officer of AT&T Corp. (telecommunications) since November, 1996; prior thereto, Chairman and Chief Executive Officer of R. R. Donnelley & Sons Company (print and digital infor-mation management, reproduction and distribution). Director of Deere & Company since 1991; Chair of Committee on Compensation and member of Executive and Nominating Committees. Director of Abbott Laboratories, AT&T Corp. and Dayton Hudson Corporation. Age 49. Shares owned, 3,900 (includes 3,000 shares of re-stricted stock).

                   TERMS EXPIRING AT ANNUAL MEETING IN 1999

  Mr. John R. Block President of Food Distributors International (formerly the National-American Wholesale Grocers' Association) since 1986; prior thereto, United States Secretary of Agriculture. Director of Deere & Company since 1986; Chair of Audit Review Committee and member of Executive and Pension Plan Oversight Committees. Director of Archer-Daniels-Midland Company and
Arcadian Partnership, L.P. Age 61. Shares owned, 4,200 (includes 3,600 shares of restricted stock).

  Prof. Regina E. Herzlinger Nancy R. McPherson Professor of Business Adminis-tration at the Harvard Business School. Director of Deere & Company since 1993; member of Audit Review and Executive Committees. Director of Cardinal Health, Inc., C. R. Bard, Inc., Manor Care, Inc. and Schering-Plough Corpora-tion. Age 53. Shares owned, 3,900 (includes 3,600 shares of restricted stock).

  Dr. Arnold R. Weber Chancellor of Northwestern University, Evanston, Illi-nois since 1995; prior thereto, President. Director of Deere & Company since 1994; member of Committee on Compensation, Special Subcommittee of Committee on Compensation and Pension Plan Oversight Committee. Director of Aon Corpora-tion, Burlington Northern Santa Fe Corporation, Inland Steel Industries, Inc., Pepsico, Inc. and Tribune Company. Age 67. Shares owned, 3,300 (includes 2,700 shares of restricted stock).

  At December 31, 1996, directors and executive officers as a group (20 per-sons), had a beneficial interest in an aggregate of 1,330,963 shares (.52%) of common stock of the Company. This total includes: 272,915 shares held with sole power over voting and disposition; 136,071 shares held with shared power over voting or disposition; 131,522 shares of restricted stock under the John Deere Restricted Stock Plan; 279,420 shares of restricted stock under the John Deere Equity Incentive Plan; 23,799 shares of restricted stock under the Non-employee Director Stock Ownership Plan; and 487,236 shares represented by ex-ercisable stock options.

                                  COMMITTEES
-------------------------------------------------------------------------------

  The Board of Directors of the Company, which met five times during the 1996 fiscal year, has delegated some of its authority to six committees of the Board. These are the Executive Committee, the Committee on Compensation, the Special Subcommittee of the Committee on Compensation, the Nominating Committee, the Audit Review Committee and the Pension Plan Oversight Committee. During the 1996 fiscal year, all of the directors attended 75% or more of the meetings of the Board of Directors and Committees on which they served.

  The Committee on Compensation, which met four times during the 1996 fiscal year, consists of John R. Walter (Chair), Samuel C. Johnson, William A. Schreyer and Arnold R. Weber. The Committee has responsibility with respect to compensation matters involving officers of the Company.

  The Special Subcommittee of the Committee on Compensation, which was established in August, 1996 and met once during the 1996 fiscal year, consists of William A. Schreyer and Arnold R. Weber. The Subcommittee has responsibility for reviewing and approving compensation plans, grants, and awards involving officers of the Company. The Subcommittee also may consider such other matters referred to it by the Committee on Compensation.

  The Nominating Committee, which met three times during the 1996 fiscal year, consists of Agustin Santamarina V. (Chair), Samuel C. Johnson, William A. Schreyer and John R. Walter. The responsibilities of the Nominating Committee are to recommend to the Board individuals for election to the Board, to ensure that the Chair periodically reviews the Company's plans regarding succession of senior management with the Committee and with all other outside directors, and to make recommendations concerning the size, composition, committee structure and fees for the Board and criteria relating to tenure and retention of directors. The Committee will consider individuals recommended for nomination by stockholders in accordance with the procedures described under "Stockholder Proposals And Nominations."

  The Pension Plan Oversight Committee, which met three times during the 1996 fiscal year, consists of Arthur L. Kelly (Chair), John R. Block, Leonard A. Hadley and Arnold R. Weber. The Committee reviews the activities of the Company with respect to asset allocation, funding policies, and the performance of trustees, investment managers and actuaries, for the Company's pension and retirement plans. The Committee also has responsibility for making substantive amendments and modifications to the pension and retirement plans. The Committee reports to the Board on its activities.

  The Audit Review Committee, which met three times during the 1996 fiscal year, consists of John R. Block (Chair), Leonard A. Hadley, Regina E. Herzlinger, Arthur L. Kelly and Agustin Santamarina V. The Committee recommends to the Board a firm of independent certified public accountants to audit the annual financial statements, discusses with the auditors and approves in advance the scope of the audit, reviews with the independent auditors the financial statements and their audit report, consults with the internal audit staff and reviews management's administration of the system of internal accounting controls, and reviews the Company's procedures relating to business ethics. The Committee reports to the Board on its activities and findings.

  In accordance with the recommendation of the Audit Review Committee, the firm of Deloitte & Touche llp has been appointed by the Board of Directors as independent certified public accountants to examine the financial statements of the Company for the 1997 fiscal year. A representative of Deloitte & Touche llp is expected to be present at the stockholders' meeting; this individual will have an opportunity to make a statement and will be available to respond to appropriate questions.

                           COMPENSATION OF DIRECTORS
-------------------------------------------------------------------------------

  Directors who are not employees of the Company receive an annual retainer of $28,000 for serving as directors, and an annual retainer of $3,000 for each Board committee of which they are members, except the Audit Review Committee, for which the retainer is $4,000 for members. An additional fee of $2,000 per year is paid to the chair of each Board committee. The directors also receive a meeting fee of $1,000 for each Board or committee meeting attended. At the 1993 annual meeting, stockholders approved the adoption of the Nonemployee Director Stock Ownership Plan. Pursuant to such plan, upon election and each re-election to the Board, non-employee directors are awarded 1,800 restricted shares of common stock of the Company for each three-year term. A person who becomes a non-employee director between annual meetings or who serves a partial term will receive a prorated grant. The restricted shares may not be sold, pledged, assigned, gifted, or otherwise alienated or hypothecated and are subject to forfeiture until the expiration of the restriction period, which ends upon the nonemployee directors' retirement from the Board, permanent and total disability, death or a change in control of the Company. While the restrictions are in effect, the nonemployee directors are entitled to vote the shares and receive dividends.

  The Company also has a pension benefit plan for outside directors who are not employees or retirees of the Company. Each such outside director with at least five years of service, who retires at age 65 or older, will receive a quarterly retirement benefit equal to one-fourth of the annual retainer payable to the director at the time of his retirement. Each outside director with at least five years of service, who terminates service prior to age 65, will receive a quarterly benefit, commencing at age 65, for a period equal to such director's period of service. In the event of the director's death prior to retirement or prior to the expiration of a period following retirement equal to his years of service, the director's beneficiary will be paid a death benefit.

  In December 1996, the Board of Directors approved the following changes to the compensation of non-employee directors. The present annual and committee retainers and meeting fees were replaced by a single annual retainer of $60,000. The pension benefit plan has been eliminated for outside directors not retired from the Board as of December 31, 1996. The present value of pension benefits accrued by current outside directors was deposited into each director's deferred compensation account, which now includes an investment alternative based on the return on Company stock.

                           -------------------------

  The report of the Committee on Compensation and the performance graph that follow shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

                           -------------------------

                           COMMITTEE ON COMPENSATION
                       REPORT ON EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------

COMPENSATION PHILOSOPHY

  The Committee on Compensation of the Board (the "Committee") is committed to providing a total compensation program that supports the Company's business strategy and culture, and creates a commonality of interest with the Company's shareholders. The Committee is responsible for the oversight of executive compensation and reviews the Company's compensation program on an ongoing basis. No member of the Committee is a former or current officer of the Company or any of its subsidiaries.

  The overall philosophy of the Committee regarding executive compensation can be summarized as follows:

  . Provide a target total reward opportunity that is sufficiently competitive to attract and retain high caliber executives. In general, this involves a target total pay structure that is at or moderately above the median pay levels available at a comparable group of large, diversified companies;

  . Link a meaningful portion of the total compensation opportunity to performance-based incentives consistent with the creation of shareholder value and the Company's long-term strategic goals;

  . Provide for meaningful risk as well as reward opportunity in order to penalize substandard performance while encouraging superior performance and recognizing the cyclical nature of the Company's core businesses; and

  . Structure the program to be positively regarded by the Company's shareholders, employees, the financial community and the public in general, as well as by the eligible executive management.

  The Revenue Reconciliation Act of 1993 placed certain limits on the tax deductibility of non-performance-based executive compensation. The Committee intends that, to the extent practicable, executive compensation be deductible for federal income tax purposes provided doing so would be consistent with the other compensation objectives. One of the requirements for tax deductibility is shareholder approval. For this reason, at the 1995 annual meeting shareholders approved the John Deere Performance Bonus Plan (the "Bonus Plan") and the John Deere Equity Incentive Plan (the "Equity Incentive Plan") and at the 1996 annual meeting shareholders approved amendments to the 1991 John Deere Stock Option Plan (the "Option Plan") and the John Deere Restricted Stock Plan (the "Restricted Stock Plan"). Each of these plans were designed to meet the compensation objectives and, in the case of the Bonus Plan, Equity Incentive Plan and Option Plan, to comply with the requirements for tax deductibility.

  The specific practices surrounding each component of the Company's executive compensation program are described in the following paragraphs.

BASE SALARY

  It is the Committee's policy to position the base salaries of the Company's executives at approximately the median level of salaries provided to comparable positions within a peer group of companies which share some combination of the following characteristics with the Company: comparable sales volumes or employment levels; similar products and services; a similar commitment to manufacturing as a core activity; and a comparable global presence. Currently, this peer group consists of 17 companies, three of which are also included among the ten companies that comprise the S&P Diversified Machinery Group Index used in the performance graph following this report. It is the Committee's view that this larger peer group provides a more appropriate benchmark for assessing competitive levels of compensation than the limited number of companies within the S&P Diversified Machinery Group Index.

  The Committee annually reviews the base salary of each executive officer of the Company, including Mr. Becherer, the Chief Executive Officer (CEO). In determining salary adjustments for the Company's executives (including Mr. Becherer and the other executive officers named in the Summary Compensation Table), the Committee takes into consideration various factors, including individual performance; the financial and operational performance of the activities directed by the executive (including profitability under prevailing business conditions, performance against budget, customer satisfaction, and innovation); experience; time in position; future potential; responsibility; and the executive's current salary in relation to the executives' salary range and the median salary practices of the peer group. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. In selected cases, other factors may also be considered. Peer group salary data for comparable-level positions are provided annually to the Committee by an outside compensation consultant.

  For 1996, the base salaries of Mr. Becherer and the other executive officers named in the Summary Compensation Table were slightly below the peer group median, but generally consistent with the base salary philosophy established by the Committee. Mr. Becherer received a base salary of $817,086 for fiscal 1995 and $864,091 for fiscal 1996.

SHORT-TERM INCENTIVES

  A substantial portion of the Company's executive compensation package is contingent upon the Company attaining preestablished financial goals under the Bonus Plan. Each year in which these goals are achieved, the compensation of all salaried employees (including Mr. Becherer and the other executive officers named in the Summary Compensation Table) is supplemented by fiscal year-end payments under the Bonus Plan. The amount of these payments (if any) depends upon the Company's pre-bonus and pre-extraordinary item return on average assets for the year and the position and salary of the employee. In addition, the Committee can decrease or eliminate awards to designated senior officers of the Company, and can increase or decrease awards to other salaried employees

  The maximum annual performance bonus for executive officers under the Bonus Plan is available when the return on assets is 11.5% or more and no bonus payment is available when the return on assets is below 5%. For 1996, the Company's return on average assets calculated in accordance with the Bonus Plan was 12%. Accordingly, for 1996, Mr. Becherer received a maximum annual performance bonus payment of $1,255,001, or approximately 150% of his base salary. When added to base salary, target awards under the Bonus Plan for the Company's executives are structured to provide median annual cash compensation relative to the peer group companies.

  In addition to the above performance Bonus Plan payments, the CEO is authorized to grant discretionary bonuses to selected employees in recognition of outstanding achievement. Such bonuses may not exceed 20% of annual base salary except in highly unusual circumstances. No such discretionary bonuses were granted in fiscal 1995 or 1996.

LONG-TERM INCENTIVES

  During 1996, the Company's long-term incentives for executive officers were comprised of grants of market-priced stock options under the Option Plan. During 1995, the Company's long-term incentives for executive officers were comprised of grants of market-priced and premium-priced stock options under the Option Plan and grants of equity incentive shares under the Equity Incentive Plan. Grants under these plans were intended to promote the creation of sustained shareholder value, encourage ownership of company stock, foster teamwork and retain high caliber executives.

  Senior officers participate in the Equity Incentive Plan, approved by shareholders in 1995, under which participants receive periodic grants of Company stock subject to vesting and forfeiture provisions based on Company achievement of long-term performance goals established by the Committee. It is the Committee's view that the addition of performance features to the senior officer stock grants in the Equity Incentive Plan will serve to promote greater focus on actions that enhance shareholder value.

  Under each plan, grants to executives are based on criteria established by the Committee, including responsibility level, base salary, current market practice and the market price of the Company's stock at the time of grant. Grant guidelines for market-priced options and equity incentive shares are established for all participants (including Mr. Becherer) with the objective of providing a target total compensation opportunity, including base salary and the target annual profit sharing bonus, equal to the median of the peer group. Depending on stock price performance and Company performance, actual total compensation for any given year could be at, above or below the median of the peer group. The number of options or restricted shares previously granted to or held by an executive is not a factor in determining individual grants.

  Market-priced stock options granted under the Option Plan are not exercisable until one year after grant and have a ten-year term. During fiscal 1996, Mr. Becherer was awarded options for 56,255 shares of Company common stock.

  The Committee made the initial award of equity incentive shares to executive officers early in fiscal 1995. Vesting of these shares was conditioned on the Company satisfying performance goals based on revenue growth and return on assets over the four fiscal years commencing November 1, 1994 and any additional performance periods established by the Committee. If any incentive shares are not vested within eight years of the grant, such shares are automatically forfeited. The incentive shares are also subject to possible forfeiture in the event of termination or resignation from the Company prior to vesting. No additional equity incentive shares were awarded to the named executive officers in fiscal 1996. The Committee made a second award of equity incentive shares to the current senior executive officer group early in fiscal 1997. Vesting of these shares was also conditioned on satisfying performance goals based on revenue growth and return on assets, over a four-year performance period commencing November 1, 1996.

  Beginning in fiscal 1995, to further sharpen the focus on strengthening the commonality of interest between senior management and the Company shareholders, the "core" compensation program for the Company's senior officers was supplemented with grants by the Committee of premium-priced stock options with exercise prices in excess of the market price of the Company's stock on the date of grant. Moreover, exercise of these options prior to an extended future date depends on the Company's achievement of a sustained median total shareholder return exceeding the median of companies traded on the New York Stock Exchange. Grants of premium-priced options are structured to provide a target total compensation opportunity for participants approximately equal to the 60th to 70th percentile of the peer group when added to the median peer group level of the other components of compensation. It is the Committee's view that this above-market positioning is justified by the nature of the premium-priced grants under which no value is generated unless the stock appreciates meaningfully above its price on the date of grant.

  The premium priced options granted in fiscal 1995 do not vest for four or more years after the date of grant depending on the Company's achievement of a sustained total shareholder return exceeding the median of that of companies on the New York Stock Exchange. All premium priced options vest nine years and six months after the date of grant. During fiscal 1995, Mr. Becherer was awarded options for 420,000 shares with each one-third of such options having an exercise price of 25%, 37.5% and 50%, respectively, above the prior 90 day average price for the Company's shares. No additional premium priced options were awarded to the named executive officers in fiscal 1996. The Committee does not intend to make any additional premium priced option awards to the current senior executive officers prior to December 1997, although grants may be made sooner to newly elected senior executive officers.

  Finally, during fiscal 1995, the Committee introduced stock ownership guidelines for members of the Company's senior management team to encourage the retention of stock acquired through the Company's various equity incentive plans. These guidelines are based on a multiple of each officer's base salary.

CEO COMPENSATION

  Mr. Becherer has been Chairman and CEO of the Company since May 1990. Mr. Becherer's base salary, annual performance bonus and option and equity incentive stock grants have been targeted to provide total compensation, assuming achievement of targeted levels of Company performance, approximately equal to the median CEO compensation of the peer group companies. In fiscal 1996, Mr. Becherer's compensation exceeded this level due to the continued record performance of the Company. As explained above, the fiscal 1996 profit sharing payments were based exclusively on return on assets and payout levels established by the Committee at the beginning of the year, as determined by actual 1996 results. It is the Committee's view that this relationship between pay and performance is appropriate and serves shareholders' interests.

                           COMMITTEE ON COMPENSATION
                             John R. Walter (Chair)
                             Samuel C. Johnson
                             Arthur L. Kelly
                             William A. Schreyer
                             Dr. Arnold R. Weber

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                   AMONG DEERE & COMPANY, THE S&P 500 INDEX
                 AND THE S&P DIVERSIFIED MACHINERY GROUP INDEX
-------------------------------------------------------------------------------

  The following performance graph compares cumulative total return for Company stockholders over the past five fiscal years against the cumulative total re-turn of the Standard & Poor's 500 Stock Index, and against the Standard & Poor's Diversified Machinery Group Index. The graph assumes $100 is invested in Company stock and each of the other two indices at the closing market quo-tation on October 31, 1991 and that dividends are reinvested. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                                      LOGO

  Deere & Co.      100           73          148          141          181          260
---------------------------------------------------------------------------------------
  S&P 500          100          110          126          131          166          206
---------------------------------------------------------------------------------------
  S&P Mach.        100           95          148          154          163          207


LOGO

                      COMPENSATION OF EXECUTIVE OFFICERS
-------------------------------------------------------------------------------

  The following table shows the remuneration from the Company and its subsidiaries during the past three fiscal years to the Company's Chief Executive Officer (the "CEO") and each of the five most highly compensated executive officers of the Company other than the CEO:

                          SUMMARY COMPENSATION TABLE

                     ANNUAL COMPENSATION   LONG-TERM COMPENSATION AWARDS
                     -------------------   -----------------------------
                                           RESTRICTED     SECURITIES
  NAME AND                                   STOCK        UNDERLYING        ALL OTHER
 PRINCIPAL    FISCAL SALARY(1)  BONUS(2)   AWARDS(3)    OPTIONS/SARS(4)  COMPENSATION(5)
  POSITION     YEAR     ($)       ($)         ($)             (#)              ($)
----------------------------------------------------------------------------------------
Hans W.
 Becherer,     1996  $864,091  $1,255,001  $    0            56,255          $14,628
Chairman &
 Chief         1995  $817,086  $  996,081  $1,132,840       505,632          $11,456
Executive
 Officer       1994  $764,130  $  874,500  $  413,940        57,291          $ 3,914
Eugene L.
 Schotanus,    1996  $406,130  $  430,058  $    0            22,994          $ 9,457
Executive
 Vice          1995  $396,361  $  399,027  $  417,957       200,907          $ 8,395
President      1994  $384,975  $  360,040  $  151,489        24,024          $ 3,914
Bernard L.
 Hardiek,      1996  $376,164  $  399,880  $    0            20,100          $ 9,457
President,
 Worldwide     1995  $331,230  $  334,191  $  360,426       201,600          $ 8,395
Agricultural
 Division      1994  $310,630  $  264,594  $  124,378        18,777          $ 3,914
David H.
 Stowe, Jr.,   1996  $348,234  $  408,012  $    0            36,099          $ 5,498
President &
 Chief         1995  $565,500  $  633,897  $  634,365       294,945          $ 8,395
Operating
 Officer (6)   1994  $534,771  $  556,500  $  237,016        35,646          $ 3,914
Michael S.
 Plunkett,     1996  $370,045  $  370,465  $    0            21,130          $12,108
Senior Vice    1995  $363,130  $  345,730  $  385,826       175,647          $ 9,594
President      1994  $354,965  $  313,908  $  139,820        22,176          $ 3,914
Joseph W.
 England,      1996  $363,373  $  363,495  $    0            20,688          $13,901
Senior Vice    1995  $354,656  $  337,530  $  377,825       174,954          $ 9,569
President      1994  $343,996  $  305,865  $  136,885        20,877          $ 3,914
----------------------------------------------------------------------------------------

(1) Amounts shown include cash and non-cash compensation earned and received by the executive officer as well as amounts earned but deferred at the election of the officer.

(2) Each year in which earnings goals are reached, the compensation of salaried employees is supplemented by fiscal year-end cash bonus payments. The amount of the bonus (if any) depends upon the pre-bonus and pre-extraordinary item return on average assets for the year, the position and salary of the employee and any other performance goals established by the employee's division.

(3) No restricted stock awards were made to the named executive officers during fiscal 1996. The 1995 grant reported in the table represents the initial grant under the John Deere Equity Incentive Plan approved by shareholders at the 1995 annual meeting. The vesting of such shares is conditioned on satisfying performance goals based on growth of the Company's revenues and return on the Company's assets over the four fiscal years commencing November 1, 1994 and any additional performance periods established by the Committee. The amounts for 1994 represent grants under the John Deere Restricted Stock Plan which do not vest until four years after the date of the grant. The amounts in the table represent the closing market value of the shares granted, without giving effect to the diminution in value attributable to the restrictions and performance conditions on such stock.

Dividends are paid on the restricted shares at the same time and rate as dividends paid to shareholders of unrestricted shares. At October 31, 1996, the total number and market value (based on the closing market price on October 31, 1996) of shares of restricted stock, including the Equity Incentive shares reported above, held by each of the named executive officers were as follows:
Mr. Becherer (90,738; $3,799,654); Mr. Schotanus (33,366; $1,397,201); Mr.
Hardiek (27,930; $1,169,569); Mr. Stowe (0; $0); Mr. Plunkett (30,546;
$1,279,114); and Mr. England (29,910, $1,252,481).

(4) The amounts for 1996 and 1994 represent market-priced options granted in December, 1995 and December, 1993, respectively. The amounts for 1995 represent the total of market-priced options and premium-priced options granted in December, 1994. Additional details on the fiscal 1996 grant are included in the "Option/SAR Grants In Last Fiscal Year" table that follows.

(5) Amounts shown for 1996 consist of: (i) vested Company contributions to the Company 401(k) Savings and Investment Plan during the fiscal year with respect to each named executive officer as follows; Mr. Becherer $9,457, Mr. Schotanus $9,457, Mr. Hardiek $9,457, Mr. Stowe $5,498, Mr. Plunkett $9,457, and Mr.
England $9,457; and (ii) above-market earnings on deferred compensation for Mr. Becherer $5,171, Mr. Plunkett $2,651, and Mr. England $4,444. The contribution to the Company Savings and Investment Plan for all employees during the past fiscal year was $31,404,720.

(6) Mr. Stowe retired as President & Chief Operating Officer of the Company in May, 1996.

  The following table shows information concerning the individual grants of stock options made during fiscal 1996 to each of the named executive officers of the Company and the potential realizable values of the grants assuming annually compounded stock price appreciation rates of five and ten percent per annum respectively, over the option term. The five and ten percent rates of appreciation are set by the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE
                                                                                VALUE
                                                                          AT ASSUMED ANNUAL
                                                                              RATES OF
                                                                             STOCK PRICE
                                                                          APPRECIATION FOR
                           INDIVIDUAL GRANTS                               OPTION TERM (3)
----------------------------------------------------------------------- ---------------------
                           NUMBER OF    % OF TOTAL
                          SECURITIES   OPTIONS/SARS EXERCISE
                          UNDERLYING    GRANTED TO  OR BASE
                         OPTIONS/SARS  EMPLOYEES IN  PRICE   EXPIRATION     5%        10%
          NAME           GRANTED(1)(#) FISCAL YEAR   ($/SH)   DATE(2)      ($)        ($)
---------------------------------------------------------------------------------------------
Hans W. Becherer........    56,255        3.35%      $34.13   12/13/05  $1,207,467 $3,059,959
Eugene L. Schotanus.....    22,994        1.37%      $34.13   12/13/05  $  493,547 $1,250,746
Bernard L. Hardiek......    20,100        1.20%      $34.13   12/13/05  $  431,430 $1,093,328
David H. Stowe, Jr......    36,099        2.15%      $34.13   12/13/05  $  774,835 $1,963,585
Michael S. Plunkett.....    21,130        1.26%      $34.13   12/13/05  $  453,538 $1,149,354
Joseph W. England.......    20,688        1.23%      $34.13   12/13/05  $  444,051 $1,125,312
---------------------------------------------------------------------------------------------

(1) The market-priced options are exercisable between one and ten years after the date of grant. Subject to plan restrictions, the exercise price and tax withholding obligations related to exercises of options granted in the period may be paid by delivery of already owned shares or by offset of the underlying shares. No stock appreciation rights (SARs) were granted during the fiscal year.

(2) The options expire if employment by the Company of the option holder terminates during the term of the option for any reason other than for death, disability, or retirement pursuant to disability or retirement plans of the Company.

(3) The total potential realizable value for all shareholders as a group based on 257,217,263 outstanding shares as of October 31, 1996 would be $5,520,955,986 and $13,991,186,458 at the 5% and 10% assumed annual rate of appreciation, respectively. Mr. Becherer's total potential realizable value is 0.02% of the potential realizable value of all shareholders at the assumed annual rates of appreciation. The total potential realizable value of all the named executives to that of all shareholders is 0.07%.

  The following table shows information for the named executives concerning exercises of options and SARs during fiscal 1996 and the number and value of unexercised options (and tandem SARs) held at October 31, 1996:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                                                  UNDERLYING UNEXERCISED             THE-
                                                      OPTIONS/SARS AT        MONEY OPTIONS/SARS AT
                           SHARES                  FISCAL YEAR-END(1)(#)     FISCAL YEAR-END(2)($)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
          NAME           EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----------------------------------------------------------------------------------------------------
Hans W. Becherer........   142,923   $2,073,194       0         476,255     $   0       $4,906,595
Eugene L. Schotanus.....    63,210   $1,205,760    35,907       187,994     $748,840    $1,934,514
Bernard L. Hardiek......    24,507   $  263,827    36,600       185,100     $763,293    $1,912,100
David H. Stowe, Jr......   142,446   $1,916,362       0          36,099     $   0       $  279,587
Michael S. Plunkett.....    33,147   $  654,839       0         163,630     $   0       $1,680,564
Joseph W. England.......    32,454   $  641,148       0         163,188     $   0       $1,677,141
----------------------------------------------------------------------------------------------------

(1) Market-priced options and SARs awarded by the Company are not exercisable until one year after grant and have a ten-year term. Premium-priced options granted by the Company may not be exercised until four or more years after the date of grant depending on the Company's total shareholder return from the date of grant relative to that of the group composed of New York Stock Exchange listed companies. All premium-priced options automatically vest and are exercisable nine years and six months after the date of grant and expire ten years after the date of grant.

(2) Represents the difference between the option exercise price and the closing market price for the Company's stock on October 31, 1996. The in-the-money options at October 31, 1996 pertain to the market-priced and premium-priced option grants in December of 1994 with exercise prices of $21.02, $28.39, $31.23, and $34.07 and the market-priced option grant in December of 1995 with an exercise price of $34.13. The closing market price for the Company's stock at the end of the 1996 fiscal year was $41.875.

                               PENSION BENEFITS

  Under the Company's pension program, employees in executive salary grades ("executives") are entitled to receive an annual pension determined by adding the amount obtained by multiplying 1.5% times the employee's number of years of non-executive service times average pensionable pay to the amount obtained by multiplying 2.0% times the number of years served as an executive times average pensionable pay, with a maximum annual pension of 66 2/3% of average pensionable pay. Average pensionable pay for employees participating in the executive program prior to 1997 is based on one of the following two options, as elected by the executive: (1) the executive's compensation for the five highest years, not necessarily consecutive, during the 10 years immediately prior to the date of retirement where compensation is calculated by adding the executive's salary to the larger of (a) the sum of short-term bonuses, or (b) any payments under the Company's long-term incentive plan or awards under the restricted stock plan; or (2) the executive's compensation over his entire career with the Company where compensation is calculated by adding the executive's salary to any short-term bonuses. Effective January 1, 1997, for new participants in the executive program, average pensionable pay is based exclusively on the career average earnings formula described above. All amounts used in calculating average pensionable pay are determined before giving effect to any salary or bonus deferral under any plan sponsored by the Company.

  Salaried employees not entitled to the executive pension receive annual pen-sion benefits determined by multiplying 1.5% times the employee's number of years of service times average pensionable pay. Average pensionable pay for employees hired prior to 1997 is based on one of the following two options, as elected by the employee: (1) the employee's salary for the five highest years during the 10 years immediately prior to the date of retirement; or (2) the employee's compensation over his entire career with the Company where compen-sation is calculated by adding the employee's salary to any bonus awarded un-der the Company's performance bonus plan. In addition, for current employees including executives, career average compensation generally will include the average of compensation from the five anniversary years prior to 1997 plus all future compensation until retirement with bonuses paid in 1992 through 1996 phased into the computation over five years. Effective January 1, 1997, aver-age pensionable pay for new salaried employees not entitled to the executive pension is based exclusively on career average salary and performance bonuses. For new salaried employees and current employees who elected to participate in the career average earning option, enhanced Company contributions to the em-ployee's 401(k) retirement savings account will be made and, depending on the employee's years of service as of January 1, 1997, the minimum age to retire-ment with full benefits may be increased.

  The estimated annual pensions payable upon retirement at normal retirement age for each of the named executive officers of the Company is: Mr. Becherer, $1,104,621; Mr. Schotanus, $475,836; Mr. Hardiek, $294,462; Mr. Stowe,
$464,230; Mr. Plunkett, $428,419; and Mr. England, $384,433. The estimated an-nual pensions shown are on a straight-life annuity basis and have been com-puted assuming (i) that the Company's pension plans are continued without fur-ther amendment; (ii) that each of the named officers (except for Mr. Stowe who retired during 1996) continues as an executive of the Company until retirement at age 65; (iii) that salaries continue at 1996 levels; and (iv) that bonuses are paid at target earnings goals. Pension benefits are not subject to deduc-tions for social security benefits or other offset amounts.

                        CHANGE IN CONTROL ARRANGEMENTS

  The Company's Bonus Plan provides that employees as of the date of a change in control will be entitled to the greater of a bonus based on actual perfor-mance results to such date or their target bonus. The Equity Incentive Plan and Restricted Stock Plan provide that in the event of a change in control, unless otherwise determined by the Board, the value of restricted shares will be cashed out in an amount determined under the plans. The Supplemental Pen-sion Benefit Plan provides that, in the event of a change in control, partici-pants who cease being Company employees will be eligible for benefits under such plan notwithstanding their age at termination of employment. In the event of certain changes in control, amounts deferred under the Company's Deferred Compensation Plan may become payable immediately or such plan may be modified to reflect the impact of the change in control.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS
--------------------------------------------------------------------------------

  Proposals of stockholders submitted pursuant to Rule 14a-8 of the Securities and Exchange Commission for the proxy statement for the annual meeting of stockholders to be held February 25, 1998 must be received by the Company at its principal executive offices not later than September 12, 1997. Such proposals and recommendations for nomination as a director should be submitted in writing to the Secretary of the Company, Deere & Company, John Deere Road, Moline, Illinois 61265, who will submit them to the Board or the Nominating Committee, as applicable, for its consideration. This notice of the annual meeting date also serves as the notice by the Company under the advance notice Bylaw described below.

  Under the Company's Bylaws, a stockholder must give timely written notice to the Secretary of the Company of a nomination or before bringing any business before any annual or special meeting of stockholders. Notice must be received by the Secretary not less than 90 days nor more than 120 days prior to the stockholders' meeting. The notice shall set forth for each matter a brief description of the business to be brought before the meeting, the reasons therefore, the name, address, class and number of shares beneficially owned by, and any material interest of the shareholder making the proposal. Notice of a nomination shall set forth the name, address and the class and number of shares owned by the shareholder making the nomination; the name, age, business and residence addresses and principal occupation of the nominee and the number of shares beneficially owned by, and such other information concerning, the nominee as would be required to be disclosed in the solicitation of proxies for election of directors under Regulation 14A under the Securities Exchange Act of 1934, as amended. The recommendation must also be accompanied by the consent of the individual to be nominated, to be elected and to serve. The Company may require any nominee to furnish such other information as may reasonably be required to determine the eligibility of the nominee. Persons 70 or older are not eligible for nomination.

                              COST OF SOLICITATION
--------------------------------------------------------------------------------

  The cost of soliciting proxies in the form enclosed is being borne by the Company. In addition to solicitation by mail, arrangements have been made with brokerage houses, nominees and other custodians and fiduciaries to send proxy material to their principals and the Company will reimburse them for their expenses in doing so. The Company has engaged Georgeson & Co., Inc. to solicit proxies held by brokers and nominees at a cost of $9,000 plus out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telegraph by directors, officers, and a few regular employees of the Company in addition to their usual duties. They will not be specially compensated for these services.

                                              For the Board of Directors,

                                       LOGO
                                                  Frank S. Cottrell
                                                      Secretary

Moline, Illinois
January 10, 1997

                                      LOGO



                                                                     LOGO
                                                               Printed on
                                                               Recycled Paper

[LOGO OF DEERE & COMPANY]

DEERE & COMPANY

PROXY -- ANNUAL MEETING / 26 FEBRUARY 1997
--------------------------------------------------------------------------------

Solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Deere & Company on February 26, 1997.

The undersigned appoints each of Hans W. Becherer and Frank S. Cottrell attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of Deere & Company that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof. The shares represented by this proxy will be voted as specified and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Directors.

Please mark, date and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. For joint accounts each joint owner should sign.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

          PLEASE MARK YOUR CHOICE LIKE THIS IN BLUE OR BLACK INK [X]


________________________________________________________________________________
               The Directors Recommend a Vote FOR all Nominees.
________________________________________________________________________________
Election as Directors of Leonard A. Hadley, Samuel C. Johnson, Arthur L. Kelly and William A Schreyer.

VOTE FOR ALL    WITHHOLD VOTE FOR      VOTE FOR ALL EXCEPT WITHHOLD VOTE
  NOMINEES        ALL NOMINEES           FROM THE FOLLOWING NOMINEE(S):

    [_]                [_]
                                       _________________________________

________________________________________________________________________________

                                                   Date_________________________


                                                   _____________________________
                                                             Signature

                                                   _____________________________
                                                             Signature


________________________________________________________________________________